Exhibit 99.1

Adaptimmune Hires Chief Commercial Officer in Advance of
Q3 2024 PDUFA Date for Afami-cel, a Late-stage Product in the Company’s Sarcoma Franchise

-	Cintia Piccina returns as Chief Commercial Officer effective March 18, 2024

PHILADELPHIA and OXFORD, UK, February 27, 2024 – Adaptimmune Therapeutics plc (NASDAQ: ADAP), a company redefining the treatment of solid tumor cancers with cell therapy, today announced the reappointment of Cintia Piccina as Chief Commercial Officer effective March 18, 2024. Cintia served in this role from January 2022 to March 2023. Cintia will lead a rapidly expanding commercial team as it prepares for the launch of afami-cel for the treatment of advanced synovial sarcoma which, on approval, will be the first engineered TCR T-cell therapy on the market targeting solid tumors.

Adrian Rawcliffe, Adaptimmune's Chief Executive Officer: “It is my pleasure and the Company’s great fortune to welcome back Cintia and her wealth of cell therapy commercial expertise. With a priority review and an August 4, 2024 PDUFA date set for afami-cel, we have the opportunity to leverage Cintia’s established track record and her familiarity with Adaptimmune, our products, and the company culture. Cintia was instrumental in designing and steering our commercial model design and her leadership will be critical as we continue launch planning and execution for the late-stage products in our sarcoma franchise.”

Cintia Piccina, Adaptimmune’s incoming Chief Commercial Officer: “I am thrilled to have the opportunity to return to Adaptimmune as we prepare for the launch and commercialization of afami-cel. I look forward to joining this incredible team again as we aim to deliver important and much-needed new treatment options for people diagnosed with advanced cancers.”

Most recently, Cintia served as Chief Commercial Officer at AlloVir (NASDAQ: ALVR) helping to build the company’s commercialization capabilities and team to support the launch of the first allogeneic multi-Viral Specific T-cell (VST) therapy, AlloVir’s anticipated first commercial product. Prior to her time at Adaptimmune, Cintia served as SVP Commercial Oncology and US General Manager at Bluebird Bio (NASDAQ: BLBD)/2seventy Bio (NASDAQ: TSVT), leading the launch of the first cell therapy product in multiple myeloma, Abecma (idecabtagene vicleucel). Before that, she spent more than 20 years at Novartis (SIX:NOVN; NYSE:NVS) from 1997 to April 2020, first in Brazil then in the United States, where she held a series of commercial, marketing, and sales roles across multiple therapeutic areas including oncology. In her final role at Novartis, Cintia was VP, Global Oncology Cell and Gene Strategy & Program Management Office, for Kymriah and the CAR-T pipeline, leading the cross-functional leadership teams for business (marketing, medical affairs, market access), manufacturing, and pipeline. Cintia holds a Doctorate in Pharmacy and Biochemistry from the University of Sao Paulo, Brazil, and an MBA from the Escola Superior de Propaganda e Marketing, Sao Paulo.

On January 31, 2024, Adaptimmune announced that the U.S. Food and Drug Administration (FDA) had accepted for priority review its Biologics License Application (BLA) for afami-cel, an investigational engineered T-cell therapy for advanced synovial sarcoma. The application has a PDUFA target action date of August 4, 2024.

About Afami-cel

Afami-cel is an engineered T-cell receptor (TCR) T-cell therapy, targeted to the MAGE A4 cancer target, and designed as a single-dose treatment for advanced synovial sarcoma. The last FDA approved therapy for treatment in this setting was for Votrient in 2012. The BLA submission for afami-cel was supported by clinical data from the SPEARHEAD-1 pivotal trial, which has met its primary endpoint for efficacy. ~39% of patients who received afami-cel had clinical responses with a median duration of response of ~12 months (CTOS 2022). Median overall survival (mOS) was ~17 months in SPEARHEAD-1 compared to historical mOS of <12 months for people with synovial sarcoma who received two or more prior lines of therapy. Seventy percent of people with advanced synovial sarcoma who respond to afami-cel are alive two years post-treatment.

About Adaptimmune
Adaptimmune is a cell therapy company out to redefine cancer treatment. With personalized medicines that radically improve the patient’s experience with the therapy as much as the therapy itself, Adaptimmune is tackling difficult-to-treat solid tumor cancers so that patients and families may experience more unforgettable and important personal moments. The Company's unique engineered T-cell receptor (TCR) platform enables the engineering of T-cells to target and destroy cancers across multiple solid tumor types.

Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2022, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Investor Relations
Juli P. Miller, Ph.D., VP, Corporate Affairs and Investor Relations
T: +1 215 825 9310
M: +1 215 460 8920
Juli.Miller@adaptimmune.com

Media Relations
Dana Lynch, Senior Director of Corporate Communications
M: +1 267 990 1217
Dana.Lynch@adaptimmune.com